

Hitek Global Inc.
"Company"
Cayman Islands, 2017
100%
Hitek Hong Kong Limited
"HiTek HK"
Hong Kong, 2017
Offshore
100%
Onshore
Tian Dahai (Xiamen) Information Technology Co., Ltd.
"WFOE"
Xiamen, China, 2018
Contractual Arrangements
Xiamen Hengda HiTek Computer Network Co., Ltd.
"HiTek"
Xiamen, China, 1996
100%
100%
Xiamen Huasheng HiTek Computer Network Co., Ltd.
"Huasheng"
Xiamen, China, 1999
Huoerguosi Hengda Information Technology Co., Ltd.
"Huoerguosi"
Huoerguosi, China, 2017